Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Sarah Schulz
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9500
kpatterson@websense.com	sschulz@websense.com

N E W S R E L E A S E

Websense Reports More Than 11 Percent Billings Growth for First Quarter 2010

Accelerating demand for strategic products drives year-over-year growth in billings and deferred revenue

SAN DIEGO, April 27, 2010 — Websense, Inc. (NASDAQ: WBSN) today announced financial results for the first quarter of 2010.

First Quarter 2010 GAAP Financial Highlights

•	Revenue, calculated in accordance with generally accepted accounting principles (GAAP), increased 2.8 percent from the first quarter of 2009 to a record high of $79.8 million.

•	Operating income was $3.7 million compared with $1.8 million in the first quarter of 2009.

•	Net income was $0.8 million, or two cents per diluted share, compared with a net loss of $1.1 million, or two cents per diluted share, in the first quarter of 2009.

•	Deferred revenue increased 13.2 percent from the first quarter of 2009 to $375 million.

•	Cash flow from operations during the first quarter of 2010 was $33.6 million, a decrease of 7.1 percent compared with $36.2 million in the first quarter of 2009.

First Quarter 2010 Non-GAAP* Financial Highlights

•

Net billings, which represent the amount of subscription contracts billed to customers net of rebates during the period, totaled $74.6 million, an increase of 11.4 percent compared with $67.0 million in the first quarter of 2009.

•

International billings were approximately $38.4 million, an increase of 16.8 percent compared with $32.9 million in the first quarter of 2009. Currency exchange rates had a positive impact on international billings of approximately $2.4 million in the first quarter of 2010 compared with the prevailing currency exchange rates in effect during the first quarter of 2009.

•	Billings to end user customers, excluding original equipment manufacturers’ (OEMs’) billings, were $71.8 million, an increase of 15.8 percent compared with the first quarter of 2009.

•

Non-GAAP revenue was $81.8 million and included approximately $2.0 million of revenue from SurfControl that would have been recognized during this period had SurfControl remained an independent operating company reporting under GAAP. This subscription revenue was included in SurfControl’s deferred revenue as of the date of the acquisition, but was not recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. Non-GAAP revenue in the first quarter of 2009 was $83.4 million, and included approximately $5.8 million of revenue from SurfControl that would have been recognized during this period had SurfControl remained an independent company.

•	Non-GAAP operating income was $18.8 million compared with $23.5 million in the first quarter of 2009.

•	Non-GAAP net income was $11.6 million, or 26 cents per diluted share, compared with $14.6 million, or 32 cents per diluted share, in the first quarter of 2009.

“Our business momentum continued in the first quarter, with key business metrics up sharply from a year ago and accelerating growth in incremental billings. Duration, average contract value and the number of large transactions all increased by significant amounts. Additionally, more than half of our incremental billings came from new label customers,” said Websense Chief Executive Officer Gene Hodges. “New customer adoption of the Websense Web Security Gateway and the V10000 appliance demonstrates the strength of our competitive position in Web security. With the general availability of our new TRITON unified content security solution this week, we will further extend our technology leadership in the industry.”

“Customer retention in the quarter was steady with core product renewal billings, excluding original equipment manufacturers (OEMs), were up nearly seven percent,” added Hodges.

Quarterly Business Metrics Summary:

	Q1’10	Q1’09	Change
Billings (in millions)	$74.6	$67.0	11.4%
Billing to end user customers (in millions)	$71.8	$62.0	15.8%
Incremental billings (in millions)	$20.4	$13.9	47.6%
Incremental billings (% of total)	27.4%	20.7%	+6	pts
Billings from renewals, excluding OEM (in millions)	$51.4	$48.1	6.7%
International billings (in millions)	$38.4	$32.9	16.8%
International billings (% of total)	52%	49%	+3	pts
Average annualized contract value	$7,900	$6,600	19.7%
Average contract duration (months)	22.9	21.4	1.5 months

*	A detailed description of the company’s non-GAAP financial measures appears under “Non-GAAP Financial Measures” and a full reconciliation of GAAP to non-GAAP results is included at the end of this news release in the table “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Balance Sheet Metrics

•	Cash and cash equivalents of $88.3 million, compared with $74.2 million at the end of the first quarter of 2009.

•	Total GAAP deferred revenue of $375.0 million, an increase of 13.2 percent compared with $331.2 million at the end of the first quarter of 2009.

•

Non-GAAP deferred revenue of $378.0 million, an increase of 8.7 percent compared with non-GAAP deferred revenue of $347.7 million at the end of the first quarter of 2009. Non-GAAP deferred revenue at the end of first quarter of 2010 and first quarter of 2009 included approximately $3.1 million and $16.5 million, respectively, of deferred revenue from SurfControl that was included in SurfControl’s deferred revenue as of the date of the acquisition, but is not included in the company’s GAAP deferred revenue on a post-acquisition basis due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.

•

Accounts receivable of $53.8 million, representing 65 days of sales outstanding. This compares with 62 days outstanding at the end of the fourth quarter of 2009 and 68 days outstanding at the end of the first quarter of 2009.

•	During the quarter, the company repurchased a total of approximately 957,500 shares of its common stock for approximately $20 million under a 10b5-1 stock repurchase plan and discretionary purchases.

•	The company also repaid an additional $12 million on its term loan during the quarter, reducing the term loan to $75 million as of March 31, 2010.

Outlook for Fiscal Year 2010

Websense provides its annual guidance on its anticipated financial performance for the fiscal year based on its assessment of the current business environment, historical seasonal trends in its business and prevailing exchange rates between the U.S. dollar and other major currencies. In providing guidance, the company emphasizes that its forward-looking statements are based on current expectations and prevailing currency exchange rates on the date guidance is provided and disclaims any obligation to update the statements as circumstances change.

2010 Outlook (as of 04/27/10)

Net billings	$372 – $388 million
GAAP revenue	$334 – $342 million
Non-GAAP revenue	$338 – $346 million
Non-GAAP earnings per diluted share	$1.16 – $1.23
Estimated Non-GAAP tax rate	32 – 33 percent
Average diluted shares outstanding	43 – 45 million
Cash flow from operations	$105 – $115 million
Capital expenditures	$10 – $12 million

Non-GAAP guidance for 2010 revenue and diluted earnings per share includes approximately $4.3 million in subscription revenue that was included in SurfControl’s deferred revenue as of the date of the acquisition, but will not be recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.

Outlook for Second Quarter 2010

Websense provides guidance on revenue and non-GAAP earnings per diluted share for the next quarter based on its assessment of revenue to be recognized from current deferred revenue on the balance sheet, quarterly net billings and operating expenses and average contract duration. In providing quarterly guidance, the company emphasizes that its forward-looking statements are based on current expectations and disclaims any obligation to update the statements as circumstances change.

Q2’10 Outlook (as of 04/27/10)
GAAP revenue	$82 – $84 million
Non-GAAP revenue	$83 – $85 million
Non-GAAP earnings per diluted share	$0.26 – $0.29

Non-GAAP guidance for revenue and diluted earnings per share for the second quarter of 2010 includes approximately $1.4 million in subscription revenue that was included in SurfControl’s deferred revenue as of the date of the acquisition, but will not be recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.

Based on the current outlook for billings and operating expenses, and consistent with the company’s subscription-based business model, daily revenue recognition policy, and deferred revenue balances, Websense expects non-GAAP revenue and non-GAAP earnings per diluted share to increase sequentially in the third and fourth quarters of 2010. By the fourth quarter of 2010, non-GAAP revenue is expected to be in the range of $87 million to $91 million. Sequential growth trends for non-GAAP revenue and non-GAAP earnings per diluted share are expected to continue in 2011.

Conference Call

Management will host a conference call and simultaneous webcast to discuss the final results today, April 27, at 2:00 p.m. Pacific time. To participate in the conference call, investors should dial 866-757-5630 (domestic) or 707-287-9356 (international) 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors.

An archive of the webcast will be available on the company’s website through June 30, 2010, and a taped replay of the call will be available for one week at 800-642-1687 or 706-645-9291, pass code 65134511.

Non-GAAP Financial Measures

This news release provides financial measures for the first quarter of 2010, including measures for revenue, gross margin, income from operations, net income and earnings per diluted share, that include revenue from SurfControl that would have been recognized during the first quarter of 2010 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. In addition, first quarter non-GAAP operating results for both years exclude certain cash and non-cash expenses relating to the company’s acquisitions, primarily including amortization of intangible assets and deferred financing fees, as well as stock based compensation expense and related tax effects. Based on the foregoing, the company’s presentation of non-GAAP revenue, gross margin, operating expenses, income from operations, net income and earnings per diluted share are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends and prospects and to compare current operating results with historic operating results. A reconciliation of the GAAP and non-GAAP financial measures for the quarter and a more detailed explanation of each non-GAAP financial measure and its uses are provided at the end of this news release.

This news release also provides non-GAAP guidance for the fiscal year 2010, including guidance for revenue and earnings per diluted share, that includes revenue from SurfControl that would have been recognized during the full year 2010 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. The full year 2010 guidance also is based on non-GAAP operating expenses that are calculated in the same manner used to calculate historical non-GAAP operating expenses as described above.

This news release also includes financial measures for net billings for the first quarter of 2010 and guidance for net billings for fiscal year 2010 that are not numerical measures that can be calculated in accordance with GAAP. Websense provides this measurement in reporting financial performance because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. The roll forwards of deferred revenue (which includes net billings and revenue) for the first quarter of 2010 are set forth at the end of this news release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in integrated Web, data and email security solutions, provides Essential Information Protection(TM) for enterprise, mid-market and small business customers worldwide. Distributed through its global network of channel partners, Websense software and hosted security solutions help organizations block malicious code, prevent the loss of confidential information and enforce Internet use and security policies. For more information, visit http://www.websense.com/.

Follow Websense on Twitter: www.twitter.com/websense

Join the discussion on Facebook: www.facebook.com/websense and www.facebook.com/webatwork

Copyright 2010 Websense, Inc. All rights reserved.

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Websense, the Websense logo and ThreatSeeker are registered trademarks of Websense, Inc. in the United States and/or other countries. Websense has numerous other unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owner.

# # #

This news release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including our second quarter and full year financial estimates, statements about our technology and product leadership, growth trends and expense management, and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with launching new product offerings, customer acceptance of the company’s services, products and fee structures in a changing market; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet and security industries; changes in domestic and international market conditions, risks relating to currency exchange rates and impacts of macro-economic conditions on our customers, risks relating to the required use of cash for debt servicing, the risks of ongoing compliance with the covenants in the senior secured credit facility, risks related to changes in accounting interpretations and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Websense, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Revenues	$79,770	$77,567
Cost of revenues:
Cost of revenues	9,906	8,575
Amortization of acquired technology	2,245	3,256

Total cost of revenues	12,151	11,831

Gross margin	67,619	65,736
Operating expenses:
Selling and marketing	40,749	39,893
Research and development	14,125	12,846
General and administrative	9,076	11,161

Total operating expenses	63,950	63,900

Income from operations	3,669	1,836
Interest expense	(1,145)	(2,212)
Other (expense) income, net	(744)	357

Income (loss) before income taxes	1,780	(19)
Provision for income taxes	945	1,068

Net income (loss)	$835	$(1,087)

Basic net income (loss) per share	$0.02	$(0.02)

Diluted net income (loss) per share	$0.02	$(0.02)

Weighted average shares - basic	43,213	44,825

Weighted average shares - diluted	44,110	44,825

Financial Data:
Total deferred revenue	$374,990	$331,233

Websense, Inc.

Consolidated Balance Sheets

(In thousands)

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$88,312	$82,862
Cash and cash equivalents - restricted	272	267
Accounts receivable, net	53,801	82,529
Income tax receivable/prepaid income tax	10,122	11,446
Current portion of deferred income taxes	36,831	36,538
Other current assets	13,038	11,461

Total current assets	202,376	225,103
Cash and cash equivalents - restricted, less current portion	414	167
Property and equipment, net	15,602	16,494
Intangible assets, net	60,938	67,563
Goodwill	372,445	372,445
Deferred income taxes, less current portion	11,821	11,795
Deposits and other assets	8,802	8,094

Total assets	$672,398	$701,661

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,168	$5,135
Accrued compensation and related benefits	20,253	21,953
Other accrued expenses	17,427	21,253
Current portion of income taxes payable	2,174	1,938
Current portion of senior secured term loan	11,667	12,429
Current portion of deferred tax liability	3,826	4,572
Current portion of deferred revenue	237,344	239,010

Total current liabilities	297,859	306,290
Other long term liabilities	9	10
Income taxes payable, less current portion	16,399	15,988
Senior secured term loan, less current portion	63,333	74,571
Deferred tax liability, less current portion	918	970
Deferred revenue, less current portion	137,646	141,102

Total liabilities	516,164	538,931
Stockholders’ equity:
Common stock	536	529
Additional paid-in capital	344,547	330,451
Treasury stock, at cost	(216,317)	(194,672)
Retained earnings	29,251	28,416
Accumulated other comprehensive loss	(1,783)	(1,994)

Total stockholders’ equity	156,234	162,730

Total liabilities and stockholders’ equity	$672,398	$701,661

Websense, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	March 31, 2010	March 31, 2009
Operating activities:
Net income (loss)	$835	$(1,087)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,428	12,904
Share-based compensation	6,584	6,157
Deferred income taxes	(1,250)	(5,676)
Unrealized gain on foreign exchange	(268)	(436)
Tax shortfall from share-based compensation	54	625
Changes in operating assets and liabilities:
Accounts receivable	29,427	33,775
Other assets	(2,609)	(592)
Accounts payable	817	1,187
Accrued compensation and related benefits	(3,266)	(2,841)
Other liabilities	(3,375)	(998)
Deferred revenue	(5,121)	(10,550)
Income taxes payable and receivable/prepaid	2,336	3,710

Net cash provided by operating activities	33,592	36,178

Investing activities:
Change in restricted cash and cash equivalents	(238)	913
Purchase of property and equipment	(2,537)	(3,402)

Net cash used in investing activities	(2,775)	(2,489)

Financing activities:
Principal payments on senior secured term loan	(12,000)	(15,000)
Proceeds from exercise of stock options	7,571	26
Tax shortfall from share-based compensation	(54)	(625)
Purchase of treasury stock	(20,170)	(7,027)

Net cash used in financing activities	(24,653)	(22,626)

Effect of exchange rate changes on cash and cash equivalents	(714)	(977)
Increase in cash and cash equivalents	5,450	10,086
Cash and cash equivalents at beginning of period	82,862	64,096

Cash and cash equivalents at end of period	$88,312	$74,182

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
GAAP Revenues	$79,770	$77,567
Deferred revenue related to SurfControl acquisition (1)	2,047	5,797

Non-GAAP Revenues	$81,817	$83,364

GAAP Gross margin	$67,619	$65,736
Deferred revenue related to SurfControl acquisition (1)	2,047	5,797
Amortization of acquired technology (3)	2,124	3,036
Restructuring and integration related items (4)	—	3
Share-based compensation (2)	332	300

Gross margin adjustment	4,503	9,136

Non-GAAP Gross margin	$72,122	$74,872

GAAP Operating expenses	$63,950	$63,900
Amortization of other intangible assets (3)	(4,381)	(6,590)
Restructuring and integration related items (4)	—	(89)
Share-based compensation (2)	(6,252)	(5,857)

Operating expense adjustment	(10,633)	(12,536)

Non-GAAP Operating expenses	$53,317	$51,364

GAAP Income from operations	$3,669	$1,836
Gross margin adjustment	4,503	9,136
Operating expense adjustment	10,633	12,536

Non-GAAP Income from operations	$18,805	$23,508

GAAP Net income (loss)	$835	$(1,087)
Gross margin adjustment	4,503	9,136
Operating expense adjustment	10,633	12,536
Amortization of deferred financing fees (5)	288	439
Income tax effect on the above items (6)	(4,664)	(6,443)

Non-GAAP Net income	$11,595	$14,581

GAAP Net income (loss) per share	$0.02	$(0.02)
Non-GAAP adjustments as described above per share, net of tax (1-6)	0.24	0.34

Non-GAAP Net income per share	$0.26	$0.32

GAAP Diluted common shares	44,110	44,825
Effect of dilutive securities (7)	—	176

Non-GAAP Diluted common shares	44,110	45,001

The non-GAAP financial measures included in the tables above are non-GAAP revenues, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income, non-GAAP net income per share and non-GAAP diluted common shares, which adjust for the following items: acquisition related adjustments, share-based compensation expense, amortization of intangible assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. The annual operating plan approved by our Board of Directors is based upon non-GAAP financial measures and our management incentive plans also use non-GAAP financial measures as performance objectives. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-financial measures.

(1)	Deferred revenue related to SurfControl. We completed our acquisition of SurfControl in October 2007. At the time of the acquisition, SurfControl had recorded deferred revenue related to subscriptions commenced in the past for which revenue would be recognized in future periods (during the term of the subscriptions) as revenue recognition criteria are satisfied. The purchase accounting rules required us to write down a significant portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with the SurfControl deferred revenue that would have been recognized during the relevant accounting period that was excluded as a result of these purchase accounting adjustments, as we believe this provides information about the impact on operations of the acquired business in a manner consistent with the revenue recognition for our pre-existing services. We further believe that the inclusion of non-GAAP revenue enables investors to better understand the impact of the acquisition on the baseline revenue of the combined company and provides useful information to investors on revenue trends impacting the combined business.
(2)	Share-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with the fair value method of accounting for share-based compensation. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.
(3)	Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trade-marks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.
(4)	Restructuring and integration. We have engaged in various restructuring and integration activities in connection with our acquisitions that have resulted in costs associated with severance, benefits, excess facilities, integration travel, retention bonuses and professional fees. Each restructuring and integration has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in these activities in the ordinary course of our business. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them, including in comparison to operating results for periods where no restructuring and integration costs were incurred.
(5)	Amortization of deferred financing fees. This is a non-cash charge that can vary significantly in size and frequency depending on the principal payments we make on our senior secured term loan and, therefore, are disregarded by the Company’s management when evaluating our ongoing performance and/or predicting our earnings trends, and excluded by us when presenting our non-GAAP financial measures. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.
(6)	Income tax effect on the above items. This amount adjusts the provision for income taxes using our non-GAAP tax rate to reflect the effect of the non-GAAP adjustments on non-GAAP net income.
(7)	Effect of dilutive securities. The effect of dilutive securities was excluded from GAAP diluted common shares due to the reported net loss under GAAP, but are included for non-GAAP diluted common shares since we have non-GAAP net income.

Websense, Inc.

Rollforward of GAAP Deferred Revenue

(Unaudited and in thousands)

GAAP deferred revenue balance at December 31, 2009	$380,112
Net billings during first quarter 2010	74,648
Less GAAP revenue recognized during first quarter 2010	(79,770)

GAAP deferred revenue balance at March 31, 2010	$374,990

Websense, Inc. Rollforward of Non-GAAP Deferred Revenue (Unaudited and in thousands)

Non-GAAP deferred revenue balance at December 31, 2009	$385,214
Net billings during first quarter 2010	74,648
Less Non-GAAP revenue recognized during first quarter 2010	(81,817)

Non-GAAP deferred revenue balance at March 31, 2010	$378,045

Websense, Inc. Reconciliation of GAAP to Non-GAAP Deferred Revenue (Unaudited and in thousands)

GAAP deferred revenue balance at March 31, 2010	$374,990
Addback: Deferred revenue related to SurfControl acquisition	3,055

Non-GAAP deferred revenue balance at March 31, 2010	$378,045